SIGNET HOLIDAY SEASON SAME STORE SALES INCREASE 5.0% US DIVISION UP 4.9%; UK DIVISION UP 5.2%

HAMILTON, Bermuda, January 9, 2014 – Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its sales for the eight weeks ended December 28, 2013 (“Holiday Season”) and guidance for the 13 weeks ending February 1, 2014 (“fourth quarter”) and the 52 weeks ending February 1, 2014 (“Fiscal 2014”).

Same Store Sales for 8 Weeks Ended December 28, 2013

Kay	up 5.6%
Jared	up 5.6%
Regional Brands	down 2.3%
US Division	up 4.9%

H.Samuel	up 3.3%
Ernest Jones	up 8.0%
UK division	up 5.2%

Signet	up 5.0%

Mike Barnes, Chief Executive Officer, commented: “We were pleased to deliver 5% same store sales for the Holiday Season and were especially encouraged by both the improvement in the UK division and the strength of our eCommerce sales across divisions. I would like to thank the US and UK teams very much for their dedication, hard work, and execution of our exciting merchandise programs during the holiday selling period.

“The US Holiday Season was highlighted by a strong November and a strong finish to December. Overall, we expect fourth quarter same store sales to be within our guidance. However, additional discounting was necessary in a highly promotional retail environment that included challenging customer traffic trends and lower than anticipated commodity cost savings. We believe these factors will result in lower than expected gross margins and profitability versus our original expectations.”

2014 Updated Fourth Quarter and Full Year Guidance:

For the fourth quarter, the Company now expects diluted earnings per share in the range of $2.12 to $2.16, based on an estimated 80.3 million weighted average common shares outstanding. The decrease in projected diluted earnings per share is due primarily to projected sales and the impact of lower margins resulting from the factors described above.

For the full Fiscal 2014 year, the Company anticipates:

·	Diluted earnings per share in the range of $4.51 to $4.55, based on an estimated 80.7 million weighted average common shares outstanding.

·	Capital expenditures in the range of $170 million to $175 million, a $10 million decrease from previous expectations due to the timing of information technology projects.

Sales Performance:

In the eight week period ended December 28, 2013, total sales of $1,276.3 million increased 7.7% compared to the eight weeks ended December 29, 2012 (“the comparable eight weeks”). Same store sales increased 5.0% driven by balanced strength across a variety of brands and categories. Consolidated eCommerce sales increased by 27.2%, comprised of a 24.8% increase in the US division and an 37.5% increase in the UK division.

·	In the eight week period ended December 28, 2013, the US division’s total sales of $1,072.7 million increased 7.9% versus the comparable eight weeks. Same store sales increased 4.9%.

·	In the eight week period ended December 28, 2013, the UK division’s total sales of $203.6 million increased 6.6% versus the comparable eight weeks. Same store sales in the UK were up 5.2%.

8 weeks ended			Change from previous year
December 28, 2013
	Same	Non-same	Total sales at	Exchange	Total sales
	store	store sales,	constant	translation	as	Total sales
	sales 1	net 2	exchange rate³	impact³	reported	(in millions)

Kay	5.6%	3.3%	8.9%	—	8.9%	$674.8
Jared	5.6%	6.0%	11.6%	—	11.6%	$312.5
Regional brands	(2.3)%	(6.9)%	(9.2)%	—	(9.2)%	$85.4

US Division	4.9%	3.0%	7.9%	—	7.9%	$1,072.7

H.Samuel	3.3%	(3.0)%	0.3%	2.9%	3.2%	$117.4
Ernest Jones	8.0%	0.6%	8.6%	3.1%	11.7%	$86.2

UK Division	5.2%	(1.6)%	3.6%	3.0%	6.6%	$203.6

Signet	5.0%	2.2%	7.2%	0.5%	7.7%	$1,276.3

47 weeks ended			Change from previous year
December 28, 2013
	Same	Non-same	Total sales at	Exchange	Total sales
	store	store sales,	constant	translation	as	Total sales
	sales 1,5	net 2	exchange rate³	impact³	reported	(in millions)

Kay	6.8%	4.1%	10.9%	—	10.9%	$2,026.7
Jared	5.2%	2.4%	7.6%	—	7.6%	$994.5
Regional brands	(2.1)%	6.7%	4.6%	—	4.6%	$283.3

US Division	5.6%	3.7%	9.3%	—	9.3%	$3,304.5

H.Samuel	(0.8)%	(2.2)%	(3.0)%	(0.4)%	(3.4)%	$334.8
Ernest Jones	1.8%	(2.1)%	(0.3)%	(0.8)%	(1.1)%	$282.2

UK Division	0.4%	(2.2)%	(1.8)%	(0.6)%	(2.4)%	$617.0

Signet	4.7%	2.7%	7.4%	(0.1)%	7.3%	$3,921.5

1.	Based only on stores operated for 12 months.

2.	Includes all sales from stores not open or owned for 12 months, including results from Signet’s diamond sourcing initiative.

3.	Non-GAAP measure.

4.	Includes stores selling under the Leslie Davis nameplate.

5.	The 53rd week in Fiscal 2013 has resulted in a shift in Fiscal 2014, as the fiscal year began a week later than the previous fiscal year. As such, same store sales are being calculated by aligning the weeks of the quarter to the same weeks in the previous year.

6.	The 47 weeks total sales as reported compares 47 weeks ended December 28, 2013 versus the prior year comparable period.

Quarterly Dividend:

Reflecting the Board’s confidence in the strength of the business, its ability to invest in growth initiatives, and the Board’s commitment to building long-term shareholder value, a quarterly cash dividend of $0.15 per Signet Common Share has been declared for the fourth quarter of Fiscal 2014, payable on February 27, 2014 to shareholders of record on January 31, 2014, with an ex-dividend date of January 29, 2014.

Conference Call:

There will be a conference call today at 8:30 a.m. ET (1:30 p.m. GMT and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

US dial-in		1 (847) 585	4405	Access code:	36273867
International dial-in	44	(0) 20 3147	4818	Access code:	36273867

A replay of the conference call and a transcript of the call will be posted on Signet’s website as soon as is practical after the call has ended and will be available for one year.

Contact:	James Grant, VP - Investor Relations, Signet Jewelers	1	(330)	668	5412
Press:	Alecia Pulman, ICR, Inc.	1	(203)	682	8224

Investor Relations Program Details

Signet will present at the ICR XChange Conference in Orlando, Florida on Monday, January 13, 2014, at 9:00 a.m. ET. The presentation will be webcast live and available for replay on www.signetjewelers.com.

About Signet Jewelers and Safe Harbor Statement

Signet Jewelers is the largest specialty retail jeweler in the US and UK. Signet’s US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “anticipates,” “estimates,” “projects,” “believe,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.